Exhibit 99.03

ENTERGY LOUISIANA, LLC

INSTRUCTION BY OWNER TO REGISTERED HOLDER
AND/OR
BOOK-ENTRY TRANSFER PARTICIPANT

1,000,000 Series A 6.95% Cumulative Preferred Membership Interests, $100 Liquidation Value

To Registered Holder and/or Participant of the Book-Entry Transfer Facility:

The undersigned hereby acknowledges receipt of the Prospectus dated _________, 2006 (the "Prospectus") of Entergy Louisiana, LLC, a Texas limited liability company (the "Company"), and the accompanying Letter of Transmittal (the "Letter of Transmittal"), which together constitute the offer of the Company (the "Exchange Offer"). Capitalized terms used but not defined herein have the meanings ascribed to them in the Prospectus.

This letter will instruct you, the registered holder and/or book-entry transfer facility participant, as to the action to be taken by you relating to the Exchange Offer with respect to the Outstanding Securities held by you for the account of the undersigned.

The aggregate face amount of the Outstanding Securities held by you for the account of the undersigned is (fill in the amount):

___________ of the Series A 6.95% Cumulative Preferred Membership Interests, $100 Liquidation Value.

With respect to the Exchange Offer, the undersigned hereby instructs you (check appropriate box):
To TENDER the following Outstanding Securities held by you for the account of the undersigned (insert number of Outstanding Securities to be tendered):

__________ of the Series A 6.95% Cumulative Preferred Membership Interests, $100 Liquidation Value.
NOT to TENDER any Outstanding Securities held by you for the account of the undersigned.

If the undersigned instructs you to tender the Outstanding Securities held by you for the account of the undersigned, it is understood that you are authorized to make, on behalf of the undersigned (and the undersigned, by its signature below, hereby makes to you), the representations and warranties contained in the Letter of Transmittal that are to be made with respect to the undersigned as a beneficial owner, including, but not limited to, the representations that (i) the Exchange Securities to be acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the undersigned, (ii) the undersigned is not engaged in, does not intend to participate in, and does not have an arrangement or understanding with any person to participate in, the distribution of such Exchange Securities and (iii) neither the undersigned nor any such other person is an "affiliate" the Company within the meaning of Rule 405 under the Securities Act of 1933, as amended (the "Securities Act"). A tendering holder that is a broker-dealer may participate in the Exchange Offer provided (i) such broker-dealer will receive Exchange Securities for its own account in exchange for Outstanding Securities as a result of market-making activities or other trading activities and (ii) such broker-dealer will acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of Exchange Securities received in respect of such Outstanding Securities pursuant to the Exchange Offer. Additionally, by acknowledging that such broker-dealer will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Securities, the broker-dealer will not be deemed to admit that it is an "underwriter" within that meaning of the Securities Act.

Very truly yours,

SIGN HERE

Name of beneficial owner(s):

Signature(s):

Name(s) (please print):

Address:

Telephone Number:

Taxpayer identification or Social Security Number:

Date:

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK TIME, ON ____________, 2006 UNLESS EXTENDED. IF YOU HAVE ANY QUESTIONS REGARDING THE TERMS OF THE EXCHANGE OFFER, PLEASE CALL THE EXCHANGE AGENT AT: (800) 507-9357.